PARTNERSHIP INTEREST PURCHASE AGREEMENT

            This PARTNERSHIP INTEREST PURCHASE AGREEMENT (this "Agreement"), dated as of April 18, 2015, is made and entered into by and among Nobilis Health Holdings Corp., a British Columbia corporation ("Purchaser"), and Victory Parent Company, LLC, a Texas limited liability company ("VPC"), and Victory Medical Center Houston GP, LLC, a Texas limited liability company ("GP", together GP and VPC are hereinafter sometimes collectively referred to as the "Sellers"). Purchaser, Partnership (as hereinafter defined) and Sellers may be referred to herein individually as a "Party" and collectively as the "Parties." Capitalized terms not otherwise defined herein have the meanings set forth in Article I.

            WHEREAS, VPC and GP are owners of limited partnership interests and general partnership interests, respectively, in Victory Medical Center Houston, L.P., a Texas limited partnership (the "Partnership"), which owns and operates a licensed general acute care hospital in Houston, Texas (the "Business");

            WHEREAS, the Partnership is governed by that certain Amended and Restated Limited Partnership Agreement of Victory Medical Center Houston, L.P. dated July 2013 as amended by that certain First Amendment to Limited Partnership Agreement of Victory Medical Center Houston, L.P. dated June 3, 2013 (collectively, the "Partnership Agreement");

            WHEREAS, VPC owns a Partnership Interest (as defined in the Partnership Agreement) equal to 54.75%, and GP owns all of the GP Units (as defined in the Partnership Agreement) representing a Partnership Interest of .25% ; and

            WHEREAS, Purchaser desires to purchase, and Sellers desire to sell, all of the Units (as defined in the Partnership Agreement) owned by VPC (the "Limited Partnership Interests") and all of the Units owned by GP (the "General Partnership Interests"), currently held by VPC and GP (collectively the "Purchased Interests"), all upon the terms and conditions of this Agreement;

            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

            As used herein, the following terms shall have the following meanings:

            "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this Agreement, "control," when used with respect to any Person, means the possession, directly or indirectly, of the power to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or comparable positions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings consistent with the foregoing.

Execution Version
Partnership Interest Purchase Agreement

             "Agreement" has the meaning specified in the preamble to this Agreement.

            "Assumption Agreement" has the meaning set forth in Section 3.1(d) .

            "Balance Sheet Date" means February 28, 2015.

            "Business Day(s)" means a day other than Saturday, Sunday or any day on which banks located in the State of Texas are authorized or obligated to close.

            "Cash Consideration" has the meaning set forth in Section 3.1.

            "Closing" means the closing of the transactions contemplated by ARTICLE III.

            "Closing Date" means the date on which the Closing actually occurs.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Contracts" means any contracts, agreements, subcontracts, leases, notes, indentures, commitments, memoranda of understanding and purchase orders, whether written or oral and each amendment, supplement, or modification (whether written or oral) in respect of any of the foregoing, in each case as currently in effect.

            "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or material fringe benefit plan or program, (e) plan that would be an "employee benefit plan" as such term is defined in ERISA Section 3.3 if it was subject to ERISA, (f) equity bonus, equity ownership, equity option, equity purchase, equity appreciation rights, phantom equity or other equity plan, (g) bonus or incentive compensation plan, or (h) holiday or vacation practice or other paid-time off program, or workers compensation plan or program, in each case, that is or has been maintained, sponsored, contributed to, or required to be contributed to by Partnership or any of its Affiliates for the benefit of any current or former employee, director, retiree, independent contract or consultant, or any spouse or dependent, or with respect to which Partnership or any of its Affiliates may have any liability.

            "Employee Pension Benefit Plan" has the meaning specified in ERISA Section 3.2.

            "Employee Welfare Benefit Plan" has the meaning specified in ERISA Section 3.1.

            "Environment" means soil, land surface or subsurface strata, waters (including, navigable ocean, stream, pond, reservoirs, drainage, basins, wetland, ground, and drinking), sediments, ambient air (including indoor), noise, plant life, animal life, and all other environmental media or natural resources.

            "Environmental, Health, and Safety Requirements" means all orders, Contracts, Laws, and programs (including those promulgated or sponsored by industry associations, insurance companies, and risk management companies) concerning or relating to public health and safety, worker/occupational health and safety, and pollution or protection of the Environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, Release, threatened Release, control, or other action or failure to act involving cleanup of any Hazardous Materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now in effect.

            "Equipment Leases" has the meaning set forth in Section 3.1(d) .

            "ERISA" means Employee Retirement Income Security Act of 1974, as amended. "GAAP" means generally accepted United States accounting principles.

            "Guaranty Replacement" or "Guaranty Replacements" shall have the meaning set forth in Section 3.1(d) .

            "General Partner" shall mean the general partner of Partnership.

            "General Partnership Interests" has the meaning set forth in the recitals.

            "Governmental Authority" means any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Hazardous Materials" shall mean any (a) pollutants, contaminants, and toxic or hazardous materials or substances, (b) solid wastes, including asbestos, polychlorinated biphenyls, mercury, buried contaminants, chemicals, flammable or explosive materials, (c) radioactive materials or radiation, (d) petroleum wastes and spills or Releases of petroleum products, and (e) any other material or substance the storage, manufacture, disposal, treatment, generation, use, transport, mediation or Release into the Environment of which is prohibited, controlled, regulated, or licensed under any Environmental, Health, and Safety Requirements.

            "Hospital" shall mean the licensed general acute care hospital located in Houston, Texas owned and operated by the Partnership.

            "Indebtedness" means, with respect to a Person, any obligations of such Person: (a) for borrowed money, including related fees and expenses; (b) evidenced by notes, bonds, debentures or similar instruments; (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business consistent with past practices); (d) all obligations under terms that are or should be, in accordance with GAAP, recorded as capital leases; (e) liabilities in respect of unfunded vested benefits under any Employee Benefit Plan; (f) all customer deposits or (g) in the nature of guarantees of the obligations described in clauses (a) through (f) above of any other Person.

            "Intercompany Debt" has the meaning set forth in Section 3.1(c) .

            "Knowledge" and any other similar phrase or variation thereof means the knowledge, following such inquiries and investigations as would be deemed appropriate by a reasonable businessperson engaged in a the ownership and operation of a general acute care hospital, of Robert N. Helms, Jr., Ivan Wood and Robert Garcia.

            "Laws" means all federal, state, local or foreign laws, legislation, statutes, constitutions, rules, regulations, codes, edicts, orders, judgments, decrees, ordinances, or legally-binding directives, guidance or pronouncements or rules of common law of any Governmental Authority.

            "Liabilities" has the meaning specified in Section 4.5(b) .

            "Licenses" means all of the licenses, permits, certificates, exemptions, franchises and other authorizations from any Governmental Authority or other third party necessary or proper for the use, occupancy or operation of the Hospital as conducted as of the Closing Date.

            "Lien" means any claim, lien, pledge, option, right of first refusal, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, restrictive covenant or other encumbrance, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent or conditional sale agreement or other title retention agreement or lease in the nature thereof.

            "Limited Partners" shall mean the limited partners of the Partnership.

            "Limited Partnership Interests" has the meaning set forth in the recitals.

            “Material Asset” has the meaning specified in Section 4.7.

            “Material Asset Contract” has the meaning specified in Section 4.7.

            "Multiemployer Plan" has the meaning specified in ERISA Section 3(37).

            "Partnership" has the meaning set forth in the recitals.

            "Partnership Promissory Note" has the meaning set forth in Section 3.1(c) ..

            "Party" or "Parties" has the meaning specified in the preamble to this Agreement.

            "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

            "Proceeding" means any action, complaint, suit, litigation, arbitration or proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, review, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court, tribunal or other Governmental Authority or any arbitrator or arbitration panel.

            "Purchase Price" has the meaning specified in Section 3.1.

            "Purchased Interests" has the meaning set forth in the recitals.

            "Purchaser" has the meaning specified in the preamble to this Agreement.

            "Purchaser Promissory Note" has the meaning specified in Section 3.1(c) .

            "Real Estate Lease" has the meaning set forth in Section 7.5.

            "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other release into the Environment.

             "Tax" or "Taxes" means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, margin, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, premium, contribution, charge, assessment or duty of any kind whatsoever, wheresoever chargeable and whether in the United States of any other jurisdiction, including any interest, penalty, or addition thereto and any interest in respect of such penalties or additions, whether disputed or not, (b) any liability for the payment of any item described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary, or aggregate group for any period, including pursuant to Treasury Regulations Section 1.1502 -6 (or any analogous or similar provisions under state, local or foreign Law); (c) any liability for the payment of any item described in clause (a) or (b) as a result of any express or implied obligation to indemnify any Person or as a result of any obligations under any agreements or arrangements with any Person with respect to such item; or (d) any successor or transferee liability for the payment of any item described in clause (a), (b) or (c) of any Person, including by reason of being a party to any merger, consolidation, conversion or otherwise.

            "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "Third Party Non-Tax Claim" means a Third Party Claim that does not pertain to Taxes.

            "UMB Notes" has the meaning specified in Section 3.1(c) .

            "VPC Properties" has the meaning set forth in Section 7.5.

ARTICLE II.
PURCHASE AND SALE OF PURCHASED INTERESTS

            2.1        Purchase and Sale of Purchased Interests. On the Closing Date, subject to the terms set forth herein, Purchaser shall purchase from Sellers, and Sellers shall sell to Purchaser, the Purchased Interests, free and clear of all claims, encumbrances, Proceedings, debts, demands or liabilities of any kind. With respect to the purchases described above, Purchaser shall purchase the General Partnership Interests from the GP, and GP shall sell to Purchaser or Purchaser's assigns the General Partnership Interests, and Purchaser or its assigns shall purchase the Limited Partnership Interests from VPC, and VPC shall sell to Purchaser or its assigns, the Limited Partnership Interests, all of the foregoing being free and clear of all claims, encumbrances, Proceedings, debts, demands or liabilities of any kind.

ARTICLE III.
PURCHASE PRICE; CLOSING; WORKING CAPITAL ADJUSTMENT

            3.1        Purchase Price. The aggregate consideration payable by Purchaser, or an assignee of Purchaser, to Sellers for the Purchased Interests (the "Purchase Price") shall be as follows:

                          (a)        One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00)(the "Cash Consideration"), which shall be non-refundable and payable upon execution of this Agreement, by wire transfer in immediately available funds as designated by VPC on Schedule 3.1(a). Notwithstanding the foregoing, in the event the Agreement is executed after the close of business or on a day that is not a Business Day, the funds will be wired on the next Business Day; plus

                          (b)        (Intentionally omitted); plus

                          (c)        The assumption of the aggregate outstanding intercompany debt owed by Sellers to the Partnership as specifically set forth on Schedule 3.1(c) (the "Intercompany Debt"), which shall be evidenced by a promissory note from Purchaser in favor of the Partnership (the "Purchaser Promissory Note") in substantially the same form as the promissory note attached to this Agreement as Exhibit B, and cause the Partnership to release Sellers from any further obligations or liabilities related to the Intercompany Debt; plus

                          (d)        The assumption of all obligations or other liabilities of Sellers under all applicable Material Asset Contracts listed on Schedule 3.1(d) as evidenced by an assignment and assumption agreement (the "Assumption Agreement") and consented to by the lessors, if applicable, and the exercise of all commercially reasonable efforts to remove or replace Sellers, as soon as reasonably practicable, from any and all warranties, guarantees, liabilities or other obligations relating to the Material Asset Contracts (collectively, the "Guaranty Replacements" and each a “Guaranty Replacement”). From and after the Closing Date, Purchaser shall indemnify and hold harmless VPC, in accordance with ARTICLE IX below, from any default with respect to the Material Asset Contracts assumed by Purchaser or Purchaser’s assignee. In the event any Guaranty Replacement required under this subsection has not been accomplished within sixty (60) days of Closing, Purchaser shall cause the Partnership to pay Sellers 1% per month of the outstanding balance of the applicable Material Asset Contract. For purposes of this Section 3.1(d), the Parties hereto acknowledge and agree that both Robert N. Helms, Jr. and Harsad D. Patel are third party beneficiaries with respect to the indemnification obligations of Purchaser upon a default as described hereunder.

            3.2        Closing. Subject to the satisfaction or waiver by the applicable party of the conditions precedent to the Closing as specified in ARTICLE VI and ARTICLE VII below, the Closing will take place at a time determined by the Purchaser as soon as practicable after execution but in no event later than April 24, 2015. Purchaser shall provide the Sellers no less than two Business Days' notice of the date the Purchaser as elected for Closing. The Closing shall be effective as of 11:59 p.m. on the Closing Date.

            3.3        Deliveries of Sellers at Closing. At Closing, Sellers shall deliver or cause to be delivered to Purchaser:

                          (a)        counterparts of an Assignment of Limited Partnership Interests in a form reasonably satisfactory to Purchaser;

                          (b)        counterparts of an Assignment of General Partnership Interests in a form reasonably satisfactory to Purchaser;

                          (c)        a duly executed Partnership Promissory Note, executed by the Partnership;

                          (d)        an Officers' Certificate, in form and substance reasonably satisfactory to Purchaser, duly executed on VPC's behalf, certifying as to (i) the charter documents and organizational documents of VPC, (ii) the resolutions relating to the authority of VPC to enter into the transactions contemplated by this Agreement, and (iii) that the conditions in ARTICLE VI have been satisfied;

                         (e)        an Officers' Certificate, in form and substance reasonably satisfactory to Purchaser, duly executed on GP's behalf, certifying as to (i) the charter documents and organizational documents of GP, (ii) the resolutions relating to the authority of GP to enter into the transactions contemplated by this Agreement, (iii) the resolutions, which shall specifically include the consent of GP, authorizing the Partnership to make the Partnership Promissory Note and to accept the Purchaser Promissory Note, and (iv) that the conditions in ARTICLE VI have been satisfied;

                          (f)        evidence or copies of the consents, approvals, orders, qualifications or waivers required by any third party or Governmental Authority to consummate the transactions contemplated by this Agreement; and

                          (g)        the Partnership’s books and records maintained by or in the possession of Sellers; and

                          (h)        such other documents or instruments as are required to be delivered at the Closing pursuant to the terms hereof.

            3.4        Deliveries of Purchaser at Closing. At Closing, Purchaser shall deliver or cause to be delivered to Sellers:

                          (a)        a duly executed copy of the Guaranty Replacements, in accordance with Section 3.1(d);

                          (b)        [INTENTIONALLY OMITTED]

                          (c)        a duly executed copy of the Purchaser Promissory Note;

                          (d)        a counterpart to the General Partnership Interests Assignment, duly executed by GP;

                          (e)        an Officer's Certificate, in form and substance reasonably satisfactory to Sellers, duly executed on Purchaser's behalf, certifying as to (i) the charter documents and organizational documents of Purchaser. and (ii) the resolutions relating to the authority of Purchaser to enter into the transactions contemplated by this Agreement;

                          (f)        evidence of good standing from the applicable British Columbia authority that Purchaser is existing and in good standing under the Laws of the British Columbia, Canada; and

                          (g)        such other documents or instruments as Purchaser reasonably deems necessary to effect the transaction contemplated hereby or that are required to be delivered at the Closing pursuant to the terms hereof.

            3.5        Surplus or Deficit of Paid Closing Receivables and Paid Closing Payables. VPC shall be entitled to receive from the Partnership an amount equal to 55% of any surplus equal to the difference between the aggregate amount of the Partnership's trade payables owed as of the Closing Date (the "Payables") and the aggregate amount of any outstanding accounts receivable as of the Closing Date (the "Receivables") that have been paid through the date that is the one (1) year anniversary of the Closing Date (the "Surplus Payment"). The Partnership shall be entitled to receive from VPC an amount equal to 55% of any deficit equal to the difference between the aggregate amount of Payables and the aggregate amount of Receivables that have been paid through the date that is the one (1) year anniversary of the Closing Date (the "Deficit Payment"). Purchaser shall cause the Partnership to make the Surplus Payment, or VPC shall make the Deficit Payment, as applicable, no later than ten (10) Business Days from the date that is the one (1) year anniversary of the Closing Date

            3.6        Operational Expenses of the Partnership. Notwithstanding anything to the contrary contained herein, between execution of this Agreement and Closing, Purchaser will loan the Partnership any and all funds necessary to operate the Business, including the operations of the Hospital, which such expenses shall include but not be limited to payroll, supplies, rent and utilities. Purchaser shall pay such expenses directly upon Purchaser's approval, which shall not be unreasonably withheld, after receipt of reasonable documentation of such expenses from the Partnership.

            3.7        Additional Acts. Further, from time to time after the Closing, each party shall execute and deliver such other instruments of conveyance and transfer, and take such other actions as another party hereto may reasonably request, to more effectively convey and transfer full right, title and interest to, vest in, and place each party, in legal and actual possession of, as applicable, the Purchased Interest.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLERS

            Each of VPC and GP represent and warrant to Purchaser, jointly-and-severally, as of the Closing Date, as follows:

            4.1        Organization and Qualification of Partnership. Partnership is a limited partnership, duly formed and validly existing under the Laws of the State of Texas. Partnership has the requisite company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted by Partnership. Partnership is duly qualified to do business as a foreign limited partnership and is in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary.

            4.2        Capitalization of Partnership; Subsidiaries. As of the Closing Date, the partners set forth on Schedule 4.2 are the record and beneficial owners of 100% of the partnership interests and other equity interests in Partnership. Except for those partners set forth on Schedule 4.2, no others have any right to vote as partners on matters relating to Partnership or the right to receive economic benefit as partners. There are no outstanding warrants, options or rights of any kind to acquire from Partnership any equity interest in Partnership. The Partnership has no subsidiaries.

            4.3        Capacity; Enforceability. VPC and GP each have all requisite power, capacity and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. This Agreement has been duly and validly executed and delivered by, and is a valid and binding obligation of, VPC and GP, enforceable against VPC and GP, as applicable, in accordance with its terms, except as the enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws in effect which affect the enforcement of creditors' rights generally; or (b) general principles of equity. As of the Closing there will no encumbrance on the Limited Partnership Interest or the General Partnership Interest.

            4.4        Consents and Approvals. Except for any consents required by (a) the Texas Department of State Health Services and (b) VPC's or GP's lender, no consent, authorization or approval of, or filing or registration with any Governmental Authority or any other Person is necessary in connection with the execution, delivery or performance by VPC or GP of this Agreement or the consummation by VPC and GP of the transactions contemplated herein. Except as set forth on Schedule 4.4 and subject to the approval of VPC's and GP's lender, neither VPC, GP or Partnership is a party to, subject to or bound by (or by which any of its properties or assets may be bound) any Contract which does or would (a) conflict with or be breached or violated or the obligations thereunder accelerated or increased (whether or not with notice or lapse of time, or both) or give rise to any payment obligation or loss of a benefit, or a right of termination, cancellation, or modification, by the execution, delivery or performance by VPC or GP of this Agreement, or (b) prevent the carrying out of the transactions contemplated herein.

            4.5        Financial Statements; No Undisclosed Liabilities; Absence of Changes.

                          (a)        Sellers have delivered to Purchaser: (a) an unaudited balance sheet of Partnership as of December 31, 2014, and the related unaudited statements of income and cash flows for the year then ended; (b) an audited balance sheet and the related audited statements of income and cash flows as of December 31 for each of the years 2013 and 2012; and (c) an unaudited balance sheet of Seller as of March 31, 2015 ("Balance Sheet Date") and the related statements of income for the three (3) months then ended. Such financial statements fairly and accurately present the financial condition and the results of operations and cash flows of Partnership on the respective dates of and for the periods referred to in such financial statements. The financial statements referred to in this Section were prepared in accordance with GAAP consistently applied throughout the periods involved. The financial statements have been and will be prepared from and are in accordance with the accounting records of Partnership. Other than as set forth on Schedule 4.5, Partnership does not have any long-term debt.

                          (b)        Partnership has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise ("Liabilities"), except (a) those which are adequately reflected or reserved against in the balance sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount;

                          (c)        Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Partnership, any:

                                         (i)        event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect;

                                        (ii)        amendment of the certificate of limited partnership, limited partnership agreement or other organizational documents of the Partnership;

                                        (iii)        split, combination or reclassification of any Units of partnership interests, the issuance, sale or other disposition of any Units of partnership interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of Units of partnership interests, the declaration or payment of any or distributions on or in respect of any Units of partnership interests or the redemption, purchase or acquisition of Units of partnership interests;

                                        (iv)        material change in any method of accounting or accounting practice of the Partnership, except as required by GAAP or as disclosed in the notes to the financial statements;

                                        (v)        material change in the Partnership's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

                                        (vi)        incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

                                        (vii)        transfer, assignment, sale or other disposition of any of the assets shown or reflected in the balance sheet or cancellation of any debts or entitlements, or any material damage, destruction or loss (whether or not covered by insurance) to its property;

                                      (viii)      any capital investment in, or any loan to, any other Person;

                                      (ix)        acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any material Contract) to which the Partnership is a party or by which it is bound;

                                        (x)        any material capital expenditures;

                                        (xi)        imposition of any Lien upon any of the Partnership properties, Partnership Interest or assets, tangible or intangible;

                                        (xii)       any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

                                        (xiii)      adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

                                        (xiv)      purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $5,000, individually (in the case of a lease, per annum) or $25,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice; or

                                        (xv)       action by GP or the Partnership to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser in respect of any post-Closing Tax Period

            4.6        Contracts; No Defaults. Except as set forth on Schedule 4.6, neither Partnership nor VPC is in material default of any Contract or agreement except where such default would not result in any effect or change that would be materially adverse to the Business, assets, condition (financial or otherwise), operating results, operations, or business prospects of Partnership taken as a whole, or to the ability of any Party to this Agreement to consummate the transactions contemplated herein.

            4.7        Asset Sufficiency, Condition of Tangible Property. Schedule 4.7, which shall be delivered, no later than the close of business on April 21, 2015, contains a list of all assets (“Material Assets”) reasonably necessary to operate the Business and the Hospital in the same manner as currently conducted and as conducted during the one (1) year period immediately preceding the Closing Date. The Partnership represents and warrants that (i) the Material Assets represent all of the assets necessary to operate the Business and the Hospital in the same manner as currently conducted and as conducted during the one (1) year period immediately preceding the Closing Date. Notwithstanding the foregoing, Partnership reserves the right to supplement Schedule 4.7 prior to Closing Date.

            4.8        Litigation and Proceedings. Except as set forth on Schedule 4.8, there are no claims or Proceedings pending or threatened, against or affecting VPC, GP or the Partnership at law or in equity, or before or by any Governmental Authority, which if determined adversely to VPC, GP or the Partnership would have a material adverse effect on the operations or finances of Partnership.

            4.9        Employee Benefit Plans. Partnership does not currently maintain any Employee Benefit Plans and any Employee Benefit Plans previously maintained by Partnership were terminated in accordance with the plan documents and applicable Law.

            4.10      Labor Matters. (a) Partnership has not been, and is not now, a party to any collective bargaining agreement or other labor Contract; (b) there has not been, there is not presently pending or existing and, to the Knowledge of Sellers, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (c) to the Knowledge of Seller no event has occurred and no circumstances exist that could provide the basis for any work stoppage or other labor dispute; (d) to the Knowledge of Seller no application or petition for an election of or for certification of a collective bargaining agent is pending; and (e) to the Knowledge of Seller, there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Entity 4.11 Taxes. Except as set forth on Schedule 4.11, Partnership has (a) timely filed or extended all returns required to be file by or in respect of the Business with respect to all Taxes; (b) paid all Taxes shown to have become due pursuant to such returns; and (c) paid all other Taxes for which a notice of assessment or demand for payment has been received, if the due date therefore has occurred. Partnership has not received any notice of any proposed assessments of Taxes against or in respect of the Business, or any proposed adjustments to any Tax Returns filed by or in respect of the Business.

            4.12      Insurance. Partnership maintains insurance coverage for its operations, personnel and assets. Schedule 4.12 sets forth all insurance policies to which the Partnership is a party, an insured or a beneficiary and these insurance policies as well as a list of all pending insurance claims related to the Partnership. All of the policies set forth on Schedule 4.12 are valid, outstanding and enforceable, are issued by an insurer that is financially sound and reputable, and, taken together, provide the Partnership with (i) adequate insurance coverage for the assets and operations of the Partnership, the Business and the Hospital, and (ii) all such coverage as is required by Laws, Licenses and Governmental Authorities which govern or oversee the Partnership, the Business and the Hospital. No insurance carrier has canceled or reduced or given notice of its intention to cancel or reduce, any insurance coverage with respect to the Business and to the Knowledge of Seller there are no grounds to cancel or void any such policies or coverage.

            4.13      Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Partnership.

            4.14      Compliance with Laws. Partnership is and prior to the Closing has been, in material compliance with all applicable Laws. Partnership possesses and is in compliance in all material respects with all Licenses required by it under all Laws in connection with the conduct of the Business as presently conducted, including all applicable anti-money laundering and economic sanctions Laws. No loss or expiration of any such License is pending or threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof of Licenses that may be renewed in the ordinary course of business without lapsing ..

            4.15      Environmental Matters. Partnership is in material compliance with all Environmental, Health and Safety Requirements. Partnership has not received from an Person any (x) notice or claim that Partnership is in violation of any Environmental, Health and Safety Requirement or (y) any request for information related to any asserted violation of any Environmental, Health and Safety Requirement.

            4.16      Real Property. Partnership does not own any real property. The real property on which the Hospital is located is provided to Partnership under the terms of a lease agreement. To the Knowledge of Sellers, Partnership is in material compliance with the terms and conditions of such lease agreement and is not currently in material default of the terms and conditions of such agreement.

            4.17      Regulatory Compliance; Improper Payments.

                          (a)        The Hospital has at all times remained in constant operation and no event has occurred which could result in the suspension or termination of any License required to operate the Hospital;

                          (b)        Sellers and the Partnership have been and are presently in material compliance with all applicable Legal Requirements, including Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, but not limited to, the Ethics in Patient Referrals Act, as amended, or "Stark Law," 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, as amended, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act (collectively, "HIPAA") and all applicable implementing regulations, rules, ordinances and orders; and any similar state and local statutes, regulations, rules, ordinances and orders that address the subject matter of the foregoing.

                          (c)        Neither Sellers nor the Partnership has received any notice from any agency, board, commission, bureau, intermediary, carrier, Medicare administrative contractor, Government Program integrity contractor, recovery audit contractor, accreditation organization or other instrumentality of any government, whether federal, state or local, commercial payor or patient that any of the operations of the Partnership are not in compliance with all applicable Law or accreditation requirements. Sellers and the Partnership have timely filed all reports, data and other information required to be filed pursuant to the Legal Requirements. Notwithstanding the foregoing, Government Program requests for information as part of the 855A application process shall not be deemed to be regulatory non-compliance pursuant to this Section 4.17.

                          (d)        Except in compliance with the applicable Law, neither Sellers nor Partnership nor any member, manager, officer or employee of Sellers or Partnership, nor any agent acting on behalf of or for the benefit of any of the foregoing, has directly or indirectly: (i) offered, paid, solicited, or received any remuneration (including any kickback, bribe, or rebate), in cash or in kind, to, or made any financial arrangements or a gratuitous payment of any kind, with any past, present or potential customers, past, present, or potential suppliers, patients, government officials, physicians, contractors or third party payors of Sellers or Partnership or any other person or entity in exchange for business or payments from such persons in violation of Legal Requirements; (ii) established or maintained any unrecorded fund or asset for any improper purpose or made any misleading, false, or artificial entries on any of its books or records for any reason; or (iii) made any payment for or agreed to make any payment for any goods, services, or property in excess of fair market value except to the extent permitted by applicable Law.

                          (e)        Except in compliance with applicable Law, neither Sellers nor, to the Knowledge of any Sellers, any member, manager, officer or employee of Sellers is a party to any Contract, lease agreement or other arrangement (including any joint venture or consulting agreement) related to Sellers, the Partnership or the Partnership's assets with any physician, immediate family member of a physician, physical or occupational therapist, health care facility, hospital, nursing facility, home health agency or other person who is in a position to make or influence referrals to or otherwise generate business for Sellers, the Partnership or the Partnership's assets.

                          (f)        Sellers and the Partnership maintain a compliance program designed to promote compliance with all applicable Laws, rules, and regulations and ethical standards, to improve the quality and performance of operations, and to detect, prevent, and address violations of legal or ethical standards applicable to the operations of the Partnership (a "Compliance Program"). Sellers has delivered to Purchaser a complete and accurate copy of the Partnership's current Compliance Program materials, including all program descriptions, compliance officer and committee descriptions, ethics and risk area policy materials, training and education materials, auditing and monitoring protocols, reporting mechanisms, and disciplinary policies, and Sellers and the Partnership have conducted their operations in accordance with such Compliance Program. Neither Sellers nor the Partnership (i) is a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (ii) has reporting obligations pursuant to any settlement agreement entered into with any governmental authority, (iii) to the knowledge of Sellers has been the subject of any health care program investigation or been served with or received any search warrant, subpoena, civil investigative demand, contact letter, or telephone or personal contact by or from any governmental authority regarding any healthcare program investigation conducted by any governmental authority, (iv) to the knowledge of Sellers, is or has been a defendant in any qui tam/False Claims Act litigation, or (v) has received any complaints from employees, independent contractors, vendors, physicians, or any other person that would indicate that Sellers or the Partnership have violated in any material respect any applicable Law. Sellers have provided Sellers with complete and accurate descriptions of each audit and investigation conducted pursuant to the Compliance Program during the last three (3) years.

                          (g)        All employed personnel who work in or provide services at the Partnership have all applicable authorizations, Licenses and registrations from the State of Texas and other applicable governmental authorities to render the medical services and ancillary services currently provided.

                          (h)        The Partnership has not previously maintained and does not currently maintain a Medicare provider agreement.

            4.18      Medical Staff Matters. Sellers have provided to Purchaser complete and accurate copies of the medical staff bylaws, medical staff rules and regulations, and medical staff hearing procedures of the Partnership, all as presently in effect. There are no pending or, to the Knowledge of Sellers, threatened adverse actions, appeals, challenges, disciplinary or corrective actions, or disputes involving applicants to the medical staff of the Partnership, current members of the medical staff of the Partnership or affiliated health professionals, and all appeal periods in respect of any medical staff member, allied health professional or applicant against whom an adverse action has been taken by the Partnership have expired. Sellers have delivered to Purchaser a written disclosure containing a brief general description of all material adverse actions taken in the six months prior to the date hereof against the Partnership's medical staff members, allied health professionals or applicants which could result in claims or actions against the Partnership. There are no Proceedings pending or threatened against or affecting any member of the medical staff of the Partnership at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherever located relating to medical practice or conduct in connection therewith.

            4.19      Information Privacy and Security Compliance.

                          (a)        Sellers and the Partnership (i) to the extent the Partnership's operations are subject to the administrative simplification provisions of HIPAA, and the implementing regulations contained in 45 C.F.R. Parts 160, 162 and 164, are in material compliance with those provisions and implementing regulations, including in conducting any of the standard transactions set forth in 45 C.F.R. Part 162; and (ii) are in compliance with all other applicable Information Privacy or Security Laws (as hereinafter defined).

                          (b)        Copies of the compliance policies and/or procedures and privacy notices of the Partnership relating to Information Privacy or Security Laws have been delivered to Purchaser.

                          (c)        Partnership has entered into business associate agreements with all third parties acting as a business associate as defined in 45 C.F.R. § 160.103 and to Seller's knowledge, no business associate is in breach of its business associate agreement with the Partnership or otherwise in violation of the Information Privacy or Security Laws. To the Knowledge of Sellers, neither Sellers nor the Partnership are under investigation by any Governmental Authority for a violation of any Information Privacy or Security Laws, including the receipt of any notices from the United States Department of Health and Human Services Office of Civil Rights, Federal Trade Commission, Department of Justice, or state attorney general relating to any such violations.

                          (d)        Copies of any written complaints alleging a violation of any Information Privacy or Security Laws received by Partnership during the preceding twenty-four (24) month period have been delivered to Purchaser.

                          (e)        Partnership has not had a Breach of Unsecured Protected Health Information, as such terms are defined in 45 C.F.R. § 164.402.

                          (f)       For purposes of this Section 4.19: (i) "Information Privacy or Security Laws" means HIPAA and regulations as set forth in Section 4.19 above and any other applicable Law concerning the privacy and/or security of Personal Information, including state data breach notification laws, state patient, medical record and health information privacy Laws, the Federal Trade Commission Act and state consumer protection Laws; and (ii) "Personal Information" means any information with respect to which there is a reasonable basis to believe that the information can be used to identify an individual, including "individually identifiable health information" as defined in 45 C.F.R. 160.103, demographic information, and social security numbers and such other personally identifiable information protected by applicable Legal Requirement.

                          (g)        No Exclusion. Neither Sellers nor the Partnership nor any of their respective officers, directors, agents, or employees, have been convicted of a Medicare or other Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7(b)(f)) related offense or convicted of, charged with or, to the Knowledge of Sellers, investigated for, or engaged in conduct that would constitute a violation of any Legal Requirements related to fraud, theft, embezzlement, breach of fiduciary duty, kickbacks, bribes, other financial misconduct or obstruction of an investigation. Neither Sellers, the Partnership, nor any officer, director, agent, employee or independent contractor or medical staff member of the Partnership (whether an individual or entity), has been excluded from participating in any Government Program, subject to sanction pursuant to 42 U.S.C. § 1320a-7a or § 1320a-8 or been convicted of a crime described at 42 U.S.C. § 1320a-7b, nor, to Seller's knowledge, are any such exclusions, sanctions or charges threatened or pending.

            4.20      Full Disclosure. No representation or warranty by Sellers in this Agreement and no statement contained in the schedules to this Agreement or any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make such statement or statements, in light of the circumstances in which they are made, not misleading.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Purchaser, jointly and severally, hereby represents and warrants to Sellers, as of the Closing Date, as follows:

            5.1        Organization and Qualification of Purchaser. Purchaser is duly organized, validly existing and in good standing under the Laws of British Columbia, Canada and has the requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted by Purchaser. Purchaser is duly qualified to do business as a foreign organization and is in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary.

            5.2        Capacity; Enforceability. Purchaser has all requisite power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. The execution and delivery by Purchaser of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by Purchaser, and no other action on the part of Purchaser is necessary. This Agreement has been duly and validly executed and delivered by Purchaser and is, or will be, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as the enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws in effect which affect the enforcement of creditors' rights generally; or (b) general principles of equity.

            5.3        Consents and Approvals. Except as set forth on Schedule 5.3, no consent, authorization or approval of, or filing or registration with, any Governmental Authority or any other Person is necessary in connection with the execution, delivery or performance by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated herein. Purchaser is not a party to, subject to or bound by (or by which any of its properties or assets may be bound) any Contract or order which does or would (a) conflict with or be breached or violated or the obligations thereunder accelerated or increased (whether or not with notice or lapse of time, or both) or give rise to any payment obligation or loss of a benefit, or a right of termination, cancellation, or modification, by the execution, delivery or performance by Purchaser of this Agreement, or (b) prevent the carrying out of the transactions contemplated herein.

            5.4        Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Purchaser.

            5.5        Full Disclosure. No representation or warranty by Purchaser in this Agreement, no statement contained in the schedules to this Agreement or any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make such statement or statements, in light of the circumstances in which they are made, not misleading.

ARTICLE VI.
CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

            The obligations of Purchaser hereunder are, at the option of Purchaser, subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Purchaser:

            6.1        Compliance with Representations and Covenants. (a) The representations and warranties of Sellers made in Sections 4.1, 4.2, 4.3, 4.4, and 4.20 and each of the representations and warranties qualified as to materiality shall be true and correct in all respects, and (b) those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent any such representations and warranties expressly relates to an earlier date (in which case, subject to part (a) of this Section 6.1, such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Sellers shall have duly performed, complied with and satisfied all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by it prior to the time of the Closing.

            6.2        Financing. Purchaser shall be able to obtain financing of the Purchase Price on commercially reasonable terms.

            6.3        Consents. The Parties shall have obtained all consents necessary for each Party to consummate the transaction without resulting in a breach or default under any agreement or Contract to which such Party is bound and each Party and the Partnership shall have obtained the consent of any Governmental Authority necessary for the Purchaser to operate the Partnership and continue the Business after the Closing Date.

            6.4        Action/Proceeding. No Proceeding before a court or any other Governmental Authority or body shall have been instituted or threatened by a third party to restrain or prohibit the transactions herein contemplated.

            6.5        Closing Documents. Purchaser, in its sole discretion, shall have approved of, and Sellers shall have executed and delivered to Purchaser, all of the documents, agreements and certificates required to be executed or delivered by Sellers pursuant to any term or provision of this Agreement.

            6.6        Encumbrances. At the Closing, Purchaser shall have received confirmation in form and substance reasonably satisfactory to Purchaser that, immediately following the Closing, any Indebtedness of Sellers, that is an encumbrance on the Partnership's assets will either be fully repaid or refinanced and that there will be no encumbrances applicable to the Partnership's assets or the Hospital other than trade accounts payable and other Indebtedness that is in the name of the Partnership.

            6.7        Material Assets and Material Asset Contracts. On or before April 21, 2015, Purchaser shall have received a copy of Schedule 4.7 in accordance with the terms of Section 4.7, which presents, in a manner satisfactory to Purchaser in its sole discretion, the material required to be so disclosed.

ARTICLE VII.
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

            The obligations of Sellers hereunder are, at the option of Sellers, subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Sellers:

            7.1        Compliance with Covenants. The representations and warranties of Purchaser made in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Purchaser shall have duly performed, complied with and satisfied all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by them prior to the time of the Closing.

            7.2        Consents. The Parties shall have obtained all consents necessary for each Party to consummate the transaction without resulting in a breach or default under any agreement or Contract to which such Party is bound and each Party and the Partnership shall have obtained the consent of any Governmental Authority necessary for the Purchaser to operate the Partnership and continue the Business after the Closing Date.

            7.3        Action/Proceeding. No Proceeding before a court or any other Governmental Authority shall have been instituted or threatened by a third party to restrain or prohibit the transactions herein contemplated.

            7.4        Closing Documents. Sellers, in its sole discretion, shall have approved of, and Purchaser shall have executed and delivered to Sellers all of the documents, agreements and certificates required to be executed or delivered by Purchaser pursuant to any term or provision of this Agreement.

            7.5        Real Estate Lease. The Partnership is a party to that certain Lease Agreement between Medistar Hermann Dive Medical Center, Ltd., as Landlord, and Victory Medical Center Houston, LP, as Tenant, dated June 9, 2011, as amended by that certain First Amendment to Lease dated August 2011, that certain Second Amendment to Lease Agreement dated July 18, 2012, that certain Third Amendment to Lease Agreement dated January 1, 2014 and that certain Lease Amendment and Extension dated November 10, 2014 (the "Real Estate Lease"). In connection with this transaction, Purchaser will assume all warranties, guarantees, liabilities and other obligations of Victory Hospital Properties, LLC ("VPC Properties"), an Affiliate of Sellers, under that certain Guaranty executed by VPC Properties on June 9, 2011. Further, Purchaser will exercise all reasonable efforts to remove or replace Victory Hospital Properties, LLC, as soon as reasonably practicable, VPC Properties from all liabilities under such Guaranty and shall indemnify and hold harmless VPC Properties, in accordance with ARTICLE IX below, from any default with respect to the Real Estate Lease. For purposes of this Section 7.5, the Parties hereto acknowledge and agree that VPC Properties is a third party beneficiary with respect to the indemnification obligations of Purchase upon a default as described herein..

ARTICLE VIII.
OTHER COVENANTS AND AGREEMENTS

            8.1        Operations. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, Sellers will cause the Partnership to operate the Business in the ordinary course of business and consistent with the past practices and Sellers will cause Partnership to use commercially reasonable efforts to: (a) carry on the Business and its operations in substantially the same manner as Partnership has heretofore and not make any material change in personnel, operations, finance, accounting policies or real or personal property of the Hospital, except in the ordinary course of business; (b) perform all of Partnership's obligations under agreements relating to or affecting the Partnership's assets or the Business; (c) keep in full force and effect Partnership's present insurance policies or other comparable insurance; (d) notify Purchaser immediately upon (i) the occurrence of any event, fact or circumstance that is reasonably likely to result in the breach or inaccuracy of any representation or warranty of Sellers contained in this Agreement, or (ii) the discovery of any event, fact or circumstance from which a reasonable person would conclude that any representation or warranty of Sellers contained in this Agreement was inaccurate or incomplete when made; (e) maintain the Partnership's assets and all parts thereof in as good working order and condition as at present, ordinary wear and tear excepted; (f) maintain and preserve its business organization with respect to the Business intact, retain its present employees related to the Business and maintain its relationship with physicians, suppliers, customers and others having business relations with the Business; and (g) permit and allow reasonable access by Purchaser or an affiliate of Purchaser to make offers of post-Closing employment to any of Sellers' personnel providing services for the Business, which personnel shall be allowed to accept such offers without penalty, competing offer or interference, and to establish relationships with physicians and others having business relations with Partnership

            8.2        Cooperation in Proceedings; Further Assurances. After Closing, VPC and GP shall reasonably cooperate with the Purchaser in their efforts to continue and maintain for the benefit of the Partnership those business relationships of Partnership existing prior to Closing and relating to the Business of the Partnership and the operation of the Hospital, including relationships with lessors, employees, regulatory authorities, licensors, suppliers, lenders, and others. VPC, GP and their respective officers, directors and managers, will refer to the Partnership and/or Purchaser (as applicable) all inquiries relating to the Partnership or the Hospital. Neither VPC, GP or their respective officers, directors and managers shall take any action that would tend to diminish the value of the Partnership after the Closing or that would interfere with the Business of the Partnership or the operation of the Hospital. Following the Closing, each of the parties hereto shall, and shall cause their respective affiliates and representatives to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

            8.3        Confidentiality. Each Seller recognizes that each has had access to certain confidential information and trade secrets relating to the Business that are valuable, special and unique assets of Partnership, and each Seller agrees that it shall not, and each shall cause its Affiliates not, to use or divulge to any person, firm, corporation, association or other entity, for any purpose or reason whatsoever, any confidential information or trade secrets relating to the Business; provided, however, that the foregoing shall not apply to information which: (a) is publicly available, generally known, or readily ascertainable; (b) later becomes publicly available, generally known or readily ascertainable through no fault of the applicable Seller; (c) is required to be disclosed as a result of legal process; or (d) is disclosed to the applicable Seller after the Closing by a third person not in violation of any obligation of non-disclosure owed to Partnership or Purchaser.

            8.4        Public Announcements. No Party shall make any public announcements in respect of this Agreement or the transactions contemplated herein or otherwise communicate with any news media without the prior written consent of the other Party. The Parties are authorized to make any disclosures necessary to obtain any consent required to be obtained by that Party in order to consummate the transaction or as such disclosure as may be required for a Party to comply with applicable Law.

            8.5        Further Assurances. From and after the Closing, the parties hereto shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby.

            8.6        Non-Solicitation/No Hire. For a period of one (1) year following the Closing Date, each Seller shall not directly or indirectly through another Person, (a) induce or attempt to induce any employee of Partnership to leave his or her employment, or in any way interfere with the relationship between Partnership and any such employee, or (b) call on, solicit or service any customer, charterer, lessor, vendor, licensee, licensor or other business relation of the Business in order to induce or attempt to induce such Person to cease doing or decrease their business with Partnership and the Business, or in any way interfere with the relationship between any such customer, charterer, lessor, vendor, licensee, licensor or other business relation of the Business and Partnership (including making any negative statements or communications about the Business, Partnership or its Affiliates).

            8.7        Signage; Name Change. As soon as reasonably practicable after the Closing, Purchaser shall cause the Partnership to change its name to such name as Purchaser shall desire that does not include the word "Victory". Within thirty (30) days Purchaser shall have removed all signage on or about the acute care hospital containing the word "Victory."

            8.8        Audited Financials; Consents. VPC shall cause to be completed the audited balance sheet and the related audited statements of income and cash flows for the year ended December 31, 2014 (the “2014 Financials”), which VPC shall deliver to Purchaser, as soon as reasonably practicable after the 2014 Financials’ completion. In the event that VPC incurs additional expenses in auditor fees after April 17, 2015, Purchaser shall pay directly or reimburse VPC for the amount of such fees within 30 days of receiving an itemized bill. VPC shall request in writing the consent of each accounting firm that conducted an audit (partial or completed) of the Partnership’s financial circumstances for the years ended December 31, 2014, December 31, 2013 and December 31, 2012 to use such firm’s audited financial statements in any public filings of the Purchaser’s corporate parent, Nobilis Health Corp.

            8.9        UMB Payoff. On or before the day that is thirty (30) days after the Closing Date or the first such Business Day thereafter, Purchaser or its assignee shall loan to the Partnership in an original principal amount equal to the aggregate outstanding balances of those certain Promissory Notes, each dated January 23, 2014 and executed by the Partnership in favor of UMB Bank n.a., in the original principal amounts of Nine Million and No/100 Dollars ($9,000,000.00) and One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00), respectively (collectively, the "UMB Notes"). The loan shall be evidenced by a promissory note from the Partnership in favor of Purchaser (the "Partnership Promissory Note") in substantially the same form as the promissory note attached to this Agreement as Exhibit A. The proceeds of the loan will be paid directly to the holder of the UMB Notes, in full satisfaction thereof.

ARTICLE IX.
SURVIVAL; INDEMNIFICATION

            9.1        Survival.

                          (a)        The representations and warranties of Sellers contained in this Agreement shall survive for a period of twenty-four (24) months following the Closing Date, except for representations and warranties contained in Sections 4.1, 4.2, 4.3, and 4.4, which will continue in full force and effect in perpetuity; provided, however, such survival period shall not apply to any breach or nonfulfillment of any covenants or agreements made by Partnership herein or in any document executed in connection herewith, including, but not limited to, the failure to abide by the non-competition and confidentiality provisions contained herein, and shall further not apply claims involving fraud, willful misconduct or intentional misrepresentation on the part of Partnership.

                          (b)        The representations and warranties of Purchaser contained in Article V shall survive for a period of twenty-four (24) months from the Closing Date, except for representations and warranties contained in Sections 5.1, 5.2 and 5.3, which will continue in full force and effect in perpetuity; provided however, such survival period shall not apply to any breach or nonfulfillment of any covenants or agreements made by Purchaser herein or in any document executed in connection herewith.

            9.2        Indemnification by Sellers.

                          (a)        Subject to the provisions and limitations of this Article, from and after the Closing Date, each Seller, jointly-and-severally, shall indemnify and hold harmless Purchaser and its Affiliates (the "Purchaser Indemnified Parties") from and against any and all Taxes, claims, liabilities, damages, losses, demands, obligations, deficiencies, costs, and expenses of any nature whatsoever, including, without limitation, reasonable attorneys' fees, accountants' fees, or diminution in value, and all costs of investigation, and other expenses of defending any actions or claims, amounts of judgment and amounts paid in settlement, whether or not involving a third party claim, together with interest thereon at the rate provided by Law, compounded annually from the date incurred until paid (collectively referred to as the "Damages"), suffered by such Purchaser Indemnified Parties resulting from or arising out of (i) any breach of any of the representations or warranties made by Sellers in this Agreement or in any document executed in connection herewith, (ii) any breach or nonfulfillment of any covenants or agreements made by Sellers in this Agreement or in any document executed in connection herewith, or (iii) any event arising from the operation and ownership of, or conditions occurring with respect to, Partnership or the Business (including but not limited to the Hospital) before 11:59 p.m. on the Closing Date (each claim made by the Purchaser Indemnified Parties pursuant to this Section 9.2(a) shall be a "Purchaser Claim").

                          (b)        The Purchaser Indemnified Parties shall not be entitled to assert any Purchaser Claim for indemnification pursuant to this Section 9.2 after the dates provided in Section 9.1; provided, however, that if on or prior to such date a Notice of Claim (as defined below) shall have been given pursuant to Section 9.4 hereof for such indemnification, the Purchaser Indemnified Parties shall continue to have the right to be indemnified with respect to such Purchaser Claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article.

                          (c)        All Purchaser Claims shall be net of any insurance proceeds actually received as a result of the matter for which indemnification is claimed.

                          (d)        Sellers shall have no recourse against Partnership in the event the Sellers are required to indemnify the Purchaser Indemnified Parties pursuant to this Agreement.

            9.3        Indemnification by Purchaser.

                          (a)        Subject to the provisions of this Article, from and after the Closing Date, Purchaser shall indemnify and hold harmless Sellers and their Affiliates (the "Seller Indemnified Parties") from and against any and all Damages (as defined in Section 9.2(a) herein) suffered by such Seller Indemnified Parties resulting from or arising out of (i) any breach of any of the representations or warranties made by the Purchaser in this Agreement or in any document executed in connection herewith, (ii) any breach or nonfulfillment of any covenants or agreements made by Purchaser herein or any document executed in connection herewith, notwithstanding when any such breach or nonfulfillment may occur, (iii) the operation of the Business (including without limitation the Hospital) from and after 11:59 p.m. on the Closing Date; and (iv) any default with respect to the Equipment Leases assumed by the Purchaser as described in Section 3.1(d) above.

                          (b)        None of the Seller Indemnified Parties shall be entitled to assert any claim for indemnification pursuant to this Section 9.3 after the dates provided in Section 9.1; provided, however, that if on or prior to such date a Notice of Claim shall have been given pursuant to Section 9.4 hereof for such indemnification, the Seller Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article.

                          (c)        All claims for indemnification by Seller Indemnified Parties shall be net of any insurance proceeds actually received as a result of the matter for which indemnification is claimed.

            9.4        Indemnification Procedures.

                          (a)        Upon obtaining knowledge of any claim or demand which has given rise to a claim for indemnification under Section 9.2 or Section 9.3, the Purchaser Indemnified Parties or the Seller Indemnified Parties (each, an "Indemnified Party") shall give written notice ("Notice of Claim") of such claim or demand to the Seller Indemnified Parties or Purchaser (each, an "Indemnifying Party"). In each case, such Notice of Claim shall specify in reasonable detail such information as the Indemnified Parties may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same); provided, however, that, subject to the limitations set forth in Sections 9.1, 9.2 or 9.3, respectively, no failure or delay by the party giving the Notice of Claim shall reduce or otherwise affect the obligation of the Indemnifying Party unless and to the extent the Indemnifying Party is thereby prejudiced.

                          (b)        Within thirty (30) Business Days of receiving a Notice of Claim, the Indemnifying Party may object to such indemnification claim, stating in reasonable detail the bases for such objection. Any objection to a Notice of Claim must be signed by one or more representatives of the Indemnifying Party or its counsel and shall set forth in reasonable detail the items as to which disagreement exists (the "Disputed Matters"). If an objection is delivered, the Indemnified Party and the Indemnifying Party shall negotiate in good faith to resolve in writing any Disputed Matters. If they are unable to reach an agreement with respect to the Disputed Matters within a period of thirty (30) Business Days after the receipt of an objection, then the parties shall be free to pursue litigation with respect to any such Disputed Matters as to which written agreement has not been reached shall be resolved in a manner consistent with ARTICLE X.

                          (c)        If any lawsuit or other action is filed or instituted against any of the Indemnified Parties with respect to a matter subject to indemnity hereunder (a "Third Party Claim"), notice thereof (a "Third Party Notice") shall be given to the Indemnifying Party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). Subject to the limitations set forth in Sections 9.1, 9.2 or 9.3, respectively, the failure of the Indemnified Parties to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent the Indemnifying Party has actually been prejudiced as a result. After receipt of a Third Party Notice, the Indemnifying Party shall have the right to conduct the defense of the claim through counsel selected by the Indemnifying Party and approved by the Indemnified Party (which approval shall not be unreasonably withheld), and the assertion of such right shall constitute an acknowledgment by the Indemnifying Party that such claim is an indemnifiable claim for which the Indemnifying Party is responsible under Sections 9.2 or 9.3 above. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim. If the Indemnifying Party does not assume and diligently conduct such defense, the Indemnifying Party shall be liable for all costs and expenses incurred by the Indemnified Party in defending the claim, including reasonable fees and disbursements of counsel. Neither the Indemnifying Party nor the Indemnified Party will consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the other party (i.e., the Indemnified Party or the Indemnifying Party, as applicable), which consent will not be unreasonably withheld, delayed or conditioned. In the event, after having first provided the Indemnifying Party an opportunity to fulfill the obligations of the Indemnifying Party hereunder, the Indemnified Party then brings an action against the Indemnifying Party upon any claim for indemnification under Sections 9.2 or 9.3 above, the Indemnifying Party shall be liable to the Indemnified Party for the Indemnified Party's reasonable fees and disbursements of counsel in connection therewith if the Indemnified Party prevails in the action. The parties shall also cooperate with each other in any notifications to insurers.

                          (d)        If the indemnification claim is made pursuant to Section 9.2, the total amount of such matured claims shall be paid in accordance with Section 9.2; likewise, if the indemnification claim is made pursuant to Section 9.3, the total amount of such matured claims shall be paid in accordance with Section 9.3.

            9.5        Limitations on Indemnification of Sellers. Except as set forth in the last and next to last sentence of this Section 9.5, the Sellers will have no liability for money Damages under Section 9.2 unless and until the aggregate Damages claimed under Section 9.2(a) exceed $50,000 (individual claims of less than $5,000 that are not reasonably related to other claims shall not be included in the calculation of such $50,000); provided, however, that if the aggregate Damages claimed under Section 9.2(a) exceed $50,000, then Sellers' liability will relate back to and include the first dollar of aggregate Damages so claimed, in which case Sellers' liability will relate back to and include the first dollar of aggregate Damages so claimed; provided, further, that Sellers' aggregate liability for money Damages will not exceed the sum of the Cash Consideration and the assumed Intercompany Debt.

            9.6        Exclusive Remedy. The rights of the Indemnified Parties under this ARTICLE IX shall be the exclusive remedy of such Indemnified Parties with respect to claims resulting from any breach by the Indemnifying Parties of any representation, warranty, covenant or agreement contained in this Agreement; provided, however, that this Section 9.6 is not intended in any way to limit or restrict the right of any party to separately seek equitable remedies, including injunctive relief or to pursue a claim for fraud or other non-waivable rights of action.

            9.7        Tax Treatment of Indemnity Payments. All amounts paid with respect to indemnity claims under this Agreement shall be treated by the parties hereto for all Tax purposes as adjustments to the Purchase Price, unless otherwise required by Law.

ARTICLE X.
DISPUTED MATTERS

            10.1      Attorneys' Fees With Respect to Litigation. If any Seller, on the one hand, or Purchaser, on the other hand, initiates any legal action or lawsuit against the other, involving this Agreement or any agreement executed pursuant hereto, the prevailing party in such action or suit shall be entitled to receive reimbursement from the other party for all reasonable attorneys' fees, experts' fees, and other costs and expenses incurred by the prevailing party in respect of that Proceeding, including any and all appeals thereof, and such reimbursement shall be included in judgment or final order issued in such Proceeding.

            10.2      Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas, excluding its conflict of laws provisions. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in Harris County, Texas, for the purposes of any action arising out of this Agreement or the subject matter hereof brought by any party under this Agreement. To the extent permitted by applicable Law, each party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any action under this Agreement, any claim (a) that it is not personally subject to the jurisdiction of the above-named courts, (b) that such action is brought in an inconvenient forum, (c) that it is immune from any legal process with respect to itself or its property, (d) that the venue of the Proceeding is improper, or (e) that this Agreement or the subject matter hereof may not be enforced in or by such courts.

ARTICLE XI.
MISCELLANEOUS

            11.1      Waiver. At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any such waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension, waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

            11.2      Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand delivery on the next Business Day or by international courier for delivery within the next three (3) Business Days) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier or within the next three (3) Business Days if transmitted by international courier, in each case as follows:

If to Purchaser, to:	______________________________________________
______________________________________________
______________________________________________
Attention: ______________________________________
Facsimile No.: ___________________________________

With a copy to:
______________________________________________
______________________________________________
______________________________________________
Attention: ______________________________________
Facsimile No.: ___________________________________

If to Sellers, to:	______________________________________________
______________________________________________
______________________________________________

Attention: ______________________________________
Facsimile No.: ___________________________________

With a copy to:	______________________________________________
______________________________________________
______________________________________________
Attention: ______________________________________
Facsimile No.: ___________________________________

            11.3      Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party; provided, however, Purchaser may assign its rights hereunder to any Affiliate. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

            11.4      Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

            11.5      Reliance. Each of the parties to this Agreement shall be deemed to have relied upon the accuracy of the written representations and warranties made to it in or pursuant to this Agreement, notwithstanding any investigations conducted by or on its behalf or notice, knowledge or belief to the contrary.

            11.6      Expenses. Each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including, without limitation, fees of its legal counsel, financial advisers and accountants; provided, however, prior to Closing the Partnership shall pay all of the costs and expenses of the Sellers and Partnership incurred in connection with or related to the authorization, preparation and execution of this Agreement and the closing of the transactions contemplated herein.

            11.7      Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by means of facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            11.8      Entire Agreement. This Agreement (together with the Exhibits and the Schedules to this Agreement) constitute the entire agreement among the parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Affiliates relating to the transactions contemplated hereby and thereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement.

            11.9      Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person of circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the parties hereto request that the court reform such provision in a manner sufficient to cause such provision to be enforceable.

            11.10    Amendments. This Agreement may be amended only by a written instrument signed by both parties.

[Signature Pages Next Page]

            IN WITNESS WHEREOF, this Partnership Interest Purchase Agreement has been duly executed and delivered as of the date first above written.

PURCHASER:

Nobilis Health Holdings Corp.
a British Columbia corporation

By: /s/ Harry Fleming
Name: Harry Fleming
Title: Authorized Person

SELLERS:

Victory Parent Company, LLC
a Texas limited liability company

By: /s/ Robert N. Helms, Jr.
Name: Robert N. Helms, Jr.
Title: Manager

Victory Medical Center Houston GP, LLC
a Texas limited liability company

By: /s/ Robert N. Helms, Jr.
Name: Robert N. Helms, Jr.
Title: Manager

Execution Version
Partnership Interest Purchase Agreement